Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

   Time Warner Telecom Inc. [TWTC]

3. Statement for Month/Day/Year

   09/26/2006

This Form 4 is being filed on behalf

of Time Warner Inc. ("Time Warner"),

Warner Communications Inc., Time Warner

Companies, Inc. and TW/TAE, Inc.,

each a wholly-owned indirect subsidiary

of Time Warner (collectively, the

"Reporting Persons"). The designated filer of

this Form 4 is Time Warner.  The Reporting

Persons address is One Time Warner Center,

New York, NY 10019.

Warner Communications Inc.

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Senior Vice President

Time Warner Companies, Inc.

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Senior Vice President

TW/TAE,Inc.

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Senior Vice President